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                                                                    EXHIBIT 99.1

For Immediate Release


Contact:  Kenneth K. Rieth, CEO
          Peter C. Canepa, CFO
          Riviera Tool Company, 616.698.2100

                  RIVIERA TOOL RECEIVES LISTING EXTENSION FROM

                             AMERICAN STOCK EXCHANGE


GRAND RAPIDS, Mich., April 10, 2006 -- Riviera Tool Co. (AMEX: RTC) today reported it has received notification from the American Stock Exchange (Amex) that the Company has received an extension of time (no later than August 9, 2007) to regain compliance with the continued listing standards.

The Grand Rapids, Mich. designer and manufacturer of stamping die systems had previously received and disclosed that on February 9, 2006 the Company was below certain of the Amex's continued listing standards (shareholders equity of less than $4.0 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years) as set forth in Section 1003(a)(ii) of the Amex Company Guide.

In order to maintain its' listing, the Company was afforded the opportunity to submit a plan of compliance to the Amex and on March 13, 2006 presented its plan to the Amex. On April 3, 2006, the Amex notified the Company that it accepted the Company's plan of compliance and granted an extension of time to regain compliance with the continued listing standards. The company will be subject to periodic review during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

"We are pleased that the Amex has granted us an extension allowing us to regain compliance," said Kenneth K. Rieth, president and chief executive officer of Riviera Tool. "Our business continues to improve and we expect these results will help us return to compliance."

ABOUT RIVIERA TOOL

Riviera Tool Co. (www.rivieratool.com) designs, develops and manufactures large-scale, custom metal stamping die systems used in the high-speed production of sheet metal parts and assemblies for the global automotive industry. A majority of Riviera's sales are to BMW, Nissan, DaimlerChrysler, General Motors Corp., Ford Motor Co. and their Tier One suppliers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological.

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